Exhibit 4.4



                               STATS CHIPPAC LTD.
                        SUBSTITUTE EQUITY INCENTIVE PLAN


         1. Purposes of the Plan. Pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of February 10, 2004 (the "Merger Agreement"), among ST Assembly Test Services Ltd., a Singapore public company limited by shares ("STATS"), Camelot Merger, Inc. and ChipPAC, Inc., a Delaware corporation ("ChipPAC"), ChipPAC will become a wholly owned subsidiary of STATS. Under the terms of the Merger Agreement STATS agreed to grant Substitute Options (as hereinafter defined) in substitution for the Options (as hereinafter defined) that were outstanding and unexercised immediately prior to the Effective Time (as defined in the Merger Agreement) on substantially the same terms in all material respects as were applicable to the Options that were substituted with the Substitute Options. The Merger Agreement also provides for the change of the name of the combined company, effective as of the Effective Time, to "STATS ChipPAC Ltd." This STATS ChipPAC Ltd. Substitute Equity Incentive Plan (the "Plan") of STATS ChipPAC Ltd., a Singapore public company limited by shares (the "Company"), which is designed to provide for the grant of Substitute Options to holders of Options in accordance with the terms of the Merger Agreement, shall not become effective until the Effective Time.

         2. Definitions. Unless otherwise defined herein, the following definitions shall apply:

          (a) "Administrator" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

          (b) "Applicable Laws" means the requirements relating to the administration of equity-based compensation plans under the laws of the Republic of Singapore, U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares or ADSs are listed or quoted and the applicable laws of any other country or jurisdiction where Substitute Options are, or will be, granted under the Plan.

          (c) "ADS" means an American Depositary Share issued pursuant to the deposit agreement, dated as of February 8, 2000, as may be amended from time to time, by and among STATS, Citibank, N.A., as depositary, and the holders from time to time of ADSs (evidenced by American Depositary Receipts). Each ADS represents the right to receive ten Shares.

          (d) "Board" means the Board of Directors of the Company.

          (e) "Change in Control" means the occurrence of any of the following events following the Effective Time:

               (i) When any "person" as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any Subsidiary and any employee benefit plan sponsored or maintained by the


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          Company or any Subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), after the effective date of the Plan, of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding securities;

               (ii) When, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this provision; or

               (iii) The approval by the shareholders of the Company of a transaction involving the acquisition of the Company by an entity other than the Company or a Subsidiary through purchase of assets, by merger, or otherwise.

          Anything in this Plan to the contrary notwithstanding, none of the transactions contemplated in connection with the Merger Agreement shall constitute a Change in Control under this Plan.

          (f) "ChipPAC Board" means the board of directors of ChipPAC.

          (g) "ChipPAC Share" means a share of class A common stock, par value $0.01 per share, of ChipPAC.

          (h) "Code" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          (i) "Committee" means a committee appointed by the Board in accordance with Section 4 of the Plan.

          (j) "Consultant" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary of the foregoing to render services to such entity.

          (k) "Director" means a person who was a member of the ChipPAC Board during the period that the Former Plan was in effect and is appointed or elected a member of the Board.

          (l) "Disability" means total and permanent disability as defined in
     Section 22(e)(3) of the Code.

          (m) "Effective Time" has the meaning ascribed to it in Section 1 hereof.


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          (n) "Employee" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company (or the Parent or Subsidiary to the extent the Employee was employed by either of these entities) or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company (or the Parent or Subsidiary to the extent the Employee was employed by either of these entities) is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a Director's fee by the Company shall be sufficient to constitute "employment" by the Company.

          (o) "ESOP" means the STATS ChipPAC Ltd. Share Option Plan, as may be amended from time to time.

          (p) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          (q) "Exchange Ratio" means the numeral 8.7.

          (r) "Fair Market Value" means, as of any date, the value of Shares determined as follows:

               (i) If the Shares are listed on any established stock exchange or a national market system, including, without limitation, The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, the Fair Market Value shall be the closing sales price for the Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

               (ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

               (iii) In the absence of an established market for the Shares, the Fair Market Value shall be determined in good faith by the Administrator.

          (s) "Former Plan" means the ChipPAC, Inc. 2000 Equity Incentive Plan.

          (t) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, or a Substitute Option


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     granted in substitution for an Option that was granted as an Incentive
     Stock Option, as applicable given the context.

          (u) "Incumbent Directors" shall have the meaning set forth in Section 2(f)(2).

          (v) "Nonstatutory Stock Option" means an Option or a Substitute Option, as applicable given the context, not intended to qualify as an Incentive Stock Option.

          (w) "Notice of Grant" means a written or electronic notice evidencing certain terms and conditions of an individual Option. The Notice of Grant is part of the Option Agreement.

          (x) "Officer" means a person who was an officer, within the meaning of
     Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, of ChipPAC during the period that the Former Plan was in effect, and who is an officer of the Company at the Effective Time.

          (y) "Option" means an option to purchase ChipPAC Shares granted under the Former Plan that is outstanding and unexercised immediately prior to the Effective Time that shall be eligible for substitution with a Substitute Option granted in accordance with the terms of this Plan.

          (z) "Option Agreement" means an agreement between ChipPAC and an Optionee evidencing the terms and conditions of an individual grant of an Option. The Option Agreement is subject to the terms and conditions of the Plan.

          (aa) "Option Exchange Program" means a program designed in any structure whereby outstanding Substitute Options are surrendered in exchange for Substitute Options with a lower exercise price.

          (bb) "Optioned Shares" means the Shares subject to a Substitute
     Option.

          (cc) "Optionee" means the holder of an outstanding Substitute Option granted under the Plan.

          (dd) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (ee) "Plan" means this STATS ChipPAC Ltd. Substitute Equity Incentive Plan, as amended from time to time.

          (ff) "Service Provider" means an Employee, Director or Consultant.

          (gg) "Share" means an ordinary share of STATS ChipPAC Ltd., par value S$0.25 per share.

          (hh) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.


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          (ii) "Substitute Option" means an option granted pursuant to the terms of the Plan in substitution for an Option and representing the right to receive, upon exercise thereof, a number of Shares equal to the product of the number of ChipPAC Shares subject to the Option substituted with the Substitute Option, multiplied by the Exchange Ratio (rounded down to the nearest whole Share).

          (jj) "Substitute Option Notice" means the written or electronic notice that shall be delivered to a holder of an Option informing the holder that his or her Option shall be substituted with a Substitute Option and providing information regarding the number of Shares for which the Option is exercisable and the exercise price applicable to the Substitute Option. The Substitute Option Notice shall become part of the Option Agreement and shall supersede the applicable terms contained in the Notice of Grant and Option Agreement entered into with the holder of the Option, including, without limitation, the number of Shares subject to, and the exercise price of, the Option, all as set forth in the Substitute Option Notice.

         3. Shares Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be subject to Substitute Options and sold under the Plan is approximately 73 million Shares, which is an aggregate number that is intended to be equal to or greater than the product of the aggregate number of ChipPAC Shares subject to all Options outstanding and unexercised immediately prior to the Effective Time, multiplied by the Exchange Ratio. If any Substitute Options expire unexercised or unpaid or are canceled, terminated or forfeited in any manner without the issuance of Shares or payment thereunder, the Shares with respect to which such Substitute Options were granted shall become available for issuance pursuant to options or other awards under the ESOP. In addition, Shares that are not made subject to Substitute Options hereunder shall become available for issuance pursuant to options or other awards under the ESOP. The Shares may be authorized, but unissued Shares.

         If a Substitute Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares that were subject thereto shall become available for future grant or sale under the ESOP; provided, however, that Shares that have actually been issued under the Plan upon exercise of a Substitute Option shall not be returned to the Plan and shall not become available for future distribution under the Plan.

         4. Administration of the Plan.

         (a) Procedure.

               (i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

               (ii) Other Administration. Other than as provided above, the Former Plan and this Plan shall be administered by (A) the Board or
          (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.


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          (b) Powers of the Administrator. Subject to the provisions of the
     Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

               (i) to determine the Fair Market Value, in accordance with
          Section 2 (q) hereof;

               (ii) to determine the number of Shares to be covered by each Substitute Option granted hereunder in accordance with the provisions of the Merger Agreement;

               (iii) to approve forms of agreement and other documents for use under the Plan;

               (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Substitute Option granted hereunder;

               (v) to institute an Option Exchange Program;

               (vi) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

               (vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under tax laws of jurisdictions other than in the United States;

               (viii) to modify or amend each Substitute Option (subject to Section 14(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Substitute Options longer than is otherwise provided for in the Plan;

               (ix) to the extent permitted under Applicable Law, to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or ADSs to be issued upon exercise of a Substitute Option that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

               (x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of a Substitute Option previously granted by the Administrator; and

               (xi) to make all other determinations deemed necessary or advisable for administering the Plan.


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          (c) Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations shall be final, binding and conclusive on all Optionees and any other holders of Substitute Options.

         5. Eligibility. Each holder of an Option shall be granted a Substitute Option in accordance with the terms and conditions of this Plan, including the terms set forth in the Substitute Option Notice.

         6. Limitations.

          (a) Each Option shall have been designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds US$100,000, such Substitute Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares was granted.

          (b) Neither the Plan nor any Substitute Option shall confer upon an Optionee any right with respect to continuing the Optionee's relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee's right or the Company's right to terminate such relationship at any time, with or without cause.

         7. Term of Plan. Subject to Section 18 hereof, the Plan shall become effective upon approval by the shareholders of the Company of the Board adoption of the Plan. It shall continue in effect for a term of the shorter of ten (10) years and the period ending on the date that each Substitute Option has been exercised, unless terminated earlier under Section 14 hereof.

         8. Term of Substitute Option. The term of a Substitute Option shall be the same term applicable to the Option substituted with the Substitute Option and that is stated in the Option Agreement, subject to the limitations in this
Section 8. In the case of a Substitute Option substituted for an Option, which was granted as an Incentive Stock Option, the term of the Substitute Option shall be ten (10) years, measured from the date of grant of the Option so substituted or such shorter term as may be provided in the Option Agreement. In the case of a Substitute Option substituted for an Option, which was granted as an Incentive Stock Option, to an Optionee who at the time of the grant of the Option so substituted owned ChipPAC Shares representing more than ten percent (10%) of the total combined voting power of all classes of shares of ChipPAC or any Parent or Subsidiary of ChipPAC, the term of the Substitute Option shall be five (5) years, measured from the date of grant of the Option so substituted or such shorter term as may be provided in the Option Agreement. In the case of a Substitute Option granted to a person who was not an Employee at the time of the grant of the Substitute Option, the term of the Substitute Option shall be five
(5) years, measured from the date of grant of the Substitute Option or such shorter term as may be provided in the Option Agreement.


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         9. Substitute Option Exercise Price and Consideration.

          (a) Substitute Option Exercise Price. The per Share exercise price of a Substitute Option shall be equal to the quotient (rounded up to the nearest cent) arrived at by dividing the per ChipPAC Share exercise price applicable to the Option substituted with the Substitute Option, by the Exchange Ratio; provided, however, that the per Share exercise price of a Substitute Option shall in no event be less than the par value of a Share.

          (b) Exercise Dates. Subject to Section 8 hereof, the Substitute Option shall be exercisable at the same time and within the same periods applicable to the Option that was substituted with the Substitute Option.

          (c) Form of Consideration. The acceptable form of consideration for exercising a Substitute Option, including the method of payment shall be the same form of consideration and method of payment applicable to the Option substituted with the Substitute Option. In the case of an Incentive Stock Option, the Administrator shall have determined the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

               (i) cash;

               (ii) check;

               (iii) promissory note;

               (iv) to the extent permitted under Applicable Law, other Shares which (A) in the case of Shares acquired upon exercise of a Substitute Option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Substitute Option shall be exercised;

               (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

               (vi) a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee's participation in any Company-sponsored deferred compensation program or arrangement;

               (vii) any combination of the foregoing methods of payment; or

               (viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

         10. Exercise of Substitute Option.

          (a) Procedure for Exercise; Rights as a Shareholder. (i) Each Substitute Option granted hereunder shall be exercisable according to the terms of the Plan and at such


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     times and under such conditions applicable to the Option substituted with the Substitute Option and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of a Substitute Option granted hereunder shall be tolled during any unpaid leave of absence. A Substitute Option may not be exercised for a fraction of a Share.

               (ii) A Substitute Option shall be deemed exercised when the Company receives: (A) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Substitute Option, and (B) full payment for the Shares with respect to which the Substitute Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan.

               (iii) Anything in this Plan to the contrary notwithstanding, the holder of a Substitute Option may elect to receive ADSs in lieu of Shares upon the exercise of the Substitute Option, and upon such election, the holder of the Substitute Option shall receive a number of ADSs equal to the quotient that results from dividing the number of Shares for which a Substitute Option is exercisable, by the number 10 (rounded down to the nearest whole ADS).

               (iv) Shares or ADSs issued upon exercise of a Substitute Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares or ADSs are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Shares, notwithstanding the exercise of the Substitute Option. The Company shall issue (or cause to be issued) such Shares or ADSs promptly after the Substitute Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares or ADSs are issued, except as provided in Section 12 hereof.

               (v) Exercising a Substitute Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Substitute Option, by the number of Shares as to which the Substitute Option is exercised.

          (b) Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, other than upon the Optionee's death, Disability or retirement, the Optionee may exercise his or her Substitute Option within such period of time as is specified with respect to the Option substituted with the Substitute Option and set forth in the Notice of Grant to the extent that the Substitute Option is vested on the date of termination (but in no event later than the expiration of the term of such Substitute Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Substitute Option shall remain exercisable for 30 days following the Optionee's termination (unless the Administrator determines a different length of


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     time). If, on the date of termination, the Optionee is not vested as to his or her entire Substitute Option, the Shares covered by the unvested portion of the Substitute Option shall become available for issuance under the ESOP. If, after termination, the Optionee does not exercise his or her Substitute Option within the time specified by the Administrator, the Substitute Option shall terminate, and the Shares covered by such Substitute Option shall become available for issuance under the ESOP.

          (c) Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may exercise his or her Substitute Option within such period of time as is specified with respect to the Option substituted with the Substitute Option and set forth in the Notice of Grant to the extent the Substitute Option is vested on the date of termination (but in no event later than the expiration of the term of such Substitute Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Substitute Option shall remain exercisable for six months following the Optionee's termination (unless the Administrator determines a different length of time). If, on the date of termination, the Optionee is not vested as to his or her entire Substitute Option, the Shares covered by the unvested portion of the Substitute Option shall become available for issuance under the ESOP. If, after termination, the Optionee does not exercise his or her Substitute Option within the time specified herein, the Substitute Option shall terminate, and the Shares covered by such Substitute Option shall become available for issuance under the ESOP.

          (d) Death of Optionee. If an Optionee dies while a Service Provider, the Substitute Option may be exercised within such period of time as is specified with respect to the Option substituted with the Substitute Option and set forth in the Notice of Grant (but in no event later than the expiration of the term of such Substitute Option as set forth in the Notice of Grant), by the Optionee's estate or by a person who acquires the right to exercise the Substitute Option by bequest or inheritance, but only to the extent that the Substitute Option is vested on the date of death. In the absence of a specified time in the Option Agreement, the Substitute Option shall remain exercisable for six months following the Optionee's termination (unless the Administrator determines a different length of time). If, at the time of death, the Optionee is not vested as to his or her entire Substitute Option, the Shares covered by the unvested portion of the Substitute Option shall become available for issuance under the ESOP. The Substitute Option may be exercised by the executor or administrator of the Optionee's estate or, if none, by the person(s) entitled to exercise the Substitute Option under the Optionee's will or the laws of descent or distribution. If the Substitute Option is not so exercised within the time specified herein, the Substitute Option shall terminate, and the Shares covered by such Substitute Option shall become available for issuance under the ESOP.

          (e) Retirement of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee's voluntary retirement, the Optionee may exercise his or her Substitute Option within such period of time as is specified with respect to the Option that is substituted with the Substitute Option and set forth in the Notice of Grant to the extent the Substitute Option is vested on the date of retirement (but in no event later than the expiration of the term of such Substitute Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Substitute


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     Option shall remain exercisable for 30 days following the Optionee's retirement (unless the Administrator determines a different length of time). If, on the date of retirement, the Optionee is not vested as to his or her entire Substitute Option, the Shares covered by the unvested portion of the Substitute Option shall become available for issuance under the ESOP. If, after retirement, the Optionee does not exercise his or her Substitute Option within the time specified herein, the Substitute Option shall terminate, and the Shares covered by such Substitute Option shall become available for issuance under the ESOP. This Section 10(e) shall only apply to an Optionee who voluntarily retires from the Company or a Subsidiary on or after the date on which such Optionee has attained the age of 59 1/2. Notwithstanding anything in this Section 10(e) or an Option Agreement to the contrary, if the Administrator determines in the good faith exercise of its judgment that any Optionee who has retired engages in any conduct detrimental to the Company, upon such determination by the Administrator, such Substitute Option shall immediately and without further action on the part of the Company, expire and become unexercisable. No notice of such determination need be given to any Optionee in such circumstance.

          (f) Change in Control. In the event of a Change in Control, only if provided in the Option Agreement with respect to the Options that was substituted with a Substitute Option, any Substitute Option awarded under this Plan to the extent not previously exercisable shall immediately become fully exercisable. The Administrator in its sole discretion may direct the Company to cash out all outstanding Substitute Options as of the date a Change in Control occurs or such other date as the Administrator may determine prior to the Change in Control.

          (g) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, or, in the sole discretion of the Administrator, ADSs, a Substitute Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

         11. Non-Transferability of Substitute Options. Unless determined otherwise by the Administrator, a Substitute Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes a Substitute Option transferable to the extent permitted under Applicable Law, such Substitute Option shall contain such additional terms and conditions, as the Administrator deems appropriate.

         12. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

          (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Substitute Option, and the number of Shares that have been authorized for issuance under the Plan but as to which no Substitute Options have yet been granted or that have been returned to the Plan upon cancellation or expiration of a Substitute Option, as well as the price per Share covered by each such outstanding Substitute Option, shall be proportionately adjusted for


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     any increase or decrease in the number of issued Shares or ADSs resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares or ADSs, or any other increase or decrease in the number of issued Shares or ADSs effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a Substitute Option.

          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Substitute Option until ten (10) days prior to such transaction as to all of the Optioned Shares covered thereby, including Shares as to which the Substitute Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of a Substitute Option shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, a Substitute Option shall terminate immediately prior to the consummation of such proposed action.

          (c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Substitute Option shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Substitute Option, the Optionee shall fully vest in and have the right to exercise the Substitute Option as to all of the Optioned Shares, including Shares as to which it would not otherwise be vested or exercisable. If a Substitute Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Substitute Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Substitute Option shall terminate upon the expiration of such period. For the purposes of this
     Section 12(c), the Substitute Option shall be considered assumed if, following the merger or sale of assets, the Substitute Option or right confers the right to purchase or receive, for each Share subject to the Substitute Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock or ordinary shares of the successor corporation or its Parent, the Administrator may, with


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


     the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Substitute Option, for each Share subject to the Substitute Option, to be solely common stock or ordinary shares of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Shares in the merger or sale of assets.

         13. Date of Grant. The date of grant of an Option and the Substitute Option substituted therefor shall be, for all purposes except where noted otherwise, the date on which the administrator of the Former Plan made the determination granting the Option, or such other later date as determined by the administrator of the Former Plan and set forth in the Option Agreement.

         14. Amendment and Termination of the Plan.

          (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

          (b) Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

          (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Substitute Options granted under the Plan prior to the date of such termination.

         15. Conditions Upon Issuance of Shares.

          (a) Legal Compliance. Shares shall not be issued pursuant to the exercise of a Substitute Option unless the exercise of such Substitute Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b) Investment Representations. As a condition to the exercise of a Substitute Option, the Company may require the person exercising such Substitute Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

         16. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.


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         17. Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

         18. Shareholder Approval. The adoption of the Plan shall be subject to approval by the shareholders of the Company at the time that the transactions contemplated by the Merger Agreement are subject to shareholder approval. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws. The Plan shall not become effective and no Substitute Option shall be granted under the Plan in the event that the Plan is not approved by the shareholders of the Company and in no event prior to the Effective Time.

         19. Governing Law. The validity, construction, interpretation, administration and effect of the Plan shall be determined in accordance with laws of the Republic of Singapore.






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